INVESTMENT AGREEMENT/ PREFERRED STOCK PURCHASE

        This Agreement is made this date, by and between TWIN FACES EAST ENTERTAINMENT CORPORATION ("Company") and JOHNNIE KING, an individual investor ("King") or collectively referred to as "The Parties".

        WHEREAS, the Company is engaged in the business of development of intellectual and entertainment properties and desires to accept a direct investment into the Company by an individual investor,

        WHEREAS, King desires to make a direct investment into the Company,

        NOW THEREFORE IT IS AGREED AS FOLLOWS:

Section 1.         Type of Transaction.

                        Direct cash investment as purchase of Preferred Stock in the Company.

Section 2.         Timing.

                        The "Effective Date" of this investment will be September 29th, 2003. The Funding Date of this investment will be not later than September 30, 2004 but within 30 days after Mr. King's first settlement payment from proceeds from his Bronx County New York action index number 22127/01.

Section 3.         Amount of Investment.

                        The amount of the investment is $4,000,000 (four million dollars).

Section 4.         Investment Terms.

                        Within 30 days of the Funding Date of this agreement the Company will issue one million (1,000,000) shares of Series C Preferred Stock, of the Company. The stock will carry conversion rights to common on an annual basis the first week of the funding month each year commencing the month of funding, for a period of 4 years according to a formula as defined herein.

Section 5.         Conversion Rights.

                        The Preferred Stock shall be converted to Common Stock in the Company on the dates following:

            One year from funding date, conversion of 250,000 shares Preferred Stock to Common Stock,

            Two years from funding date, conversion of 250,000 shares Preferred Stock to Common Stock,

            Three years from funding date, conversion of 250,000 shares Preferred Stock to Common Stock,

            Four years from funding date, conversion of 250,000 shares Preferred Stock to Common Stock.

Section 6.         Conversion Formula.

                        At the option of the Company, for each annual conversion of Preferred to common, the stock shall be converted to either:

        Option 1- Average prior 30 days closing price on current quoted exchange so that market value of the common issued is one million five hundred thousand dollars. For example, if funding date is December 31, 2003, and if the 30-day average quoted closing price is $1 per share on December 31, 2004, King would receive 1,500,000 shares of common stock for his 250,000 shares of Preferred stock for a valuation conversion of 6 Common Shares for each Preferred Share.

        Option 2- The stock may be converted at a conversion ratio of 2 Common Shares for each Preferred share. For example, if the funding date is December 31, 2003, on December 31, 2004 the company may convert the 250,000 shares of Preferred Stock to 500,000 shares for Common Stock in the Company.

Section 7.         Dividend.

                        The Company shall issue a 5% (five percent) cash dividend on the principle amount of the unconverted Preferred Stock, payable in Common Stock as follows:

                        One year from funding date, $200,000 of Common Stock,

                        Two years from funding date, $120,000 of Common Stock,

                        Three years from funding date, $100,000 of Common Stock,

                        Four years from funding date, $50,000 of Common Stock.

Section 8.         Common Stock Definition.

                        All stock to be issued is Common Stock in Twin Faces East Entertainment Corporation (TFAC) restricted by Rule 144. All stock valued at prior 30-day average closing price as quoted by OTCBB or current exchange listing. All stock to be delivered within 15 days of due date.

The Company agrees to be fully bound hereunder until this stock shall be fully converted. and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by King or upon the discharge or release of the Company, or upon the exchange, substitution, or release of any collateral granted as security for this investment. No modification or indulgence by King shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This investment shall be construed, governed, and enforced in accordance with the laws of the State of Nevada. The Company hereby executes this note as President and Chief Executive Officer of the Company.

Agreed to as stated:

/S/Michael Smolanoff                                                    September 29, 2003

Michael Smolanoff, President                                         Date

Twin Faces East Entertainment

I hereby certify that I am an accredited investor and am aware of the inherent risks and potential for loss of part or all of this investment. Further I acknowledge that I am a key member of the Management Team of the Company and am aware of and approve the budget uses of funds that have been developed with my help and input.

/S/Johnnie King                                                             September 29, 2003

Johnnie King, Investor                                                   Date